Exhibit 99.1

Mirati Therapeutics, Inc.

October 1, 2019

Baker Bros. Advisors, LP

860 Washington St, 3rd Floor

New York, NY 10014

Re:	Board Observer Rights

Ladies and Gentlemen:

Mirati Therapeutics, Inc., a Delaware corporation (the “Company”) and fund partnerships affiliated with Baker Bros. Advisors LP (collectively, the “Investor”) hereby agree as follows:

1.	The Investor does not currently have any rights to appoint a board observer or director of the Company. Any previous such rights, including pursuant to that certain letter agreement, dated November 16, 2017, by and between the Company and the Investor, have expired and are no longer in effect.

2.	The Investor shall, until such time as the total aggregate number of shares of common stock of the Company (the “Common Stock”) and shares of Common Stock subject to the exercise of pre-funded warrants beneficially owned (as such term is defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the Investor is less than 1,500,000, have the right, but not the obligation to appoint one (1) observer (the “Observer”) to the Board of Directors of the Company (the “Board”), whether or not the Observer, initially Michael Goller, is independent of the Investor, and the Observer shall have the right to receive notice of and attend the meetings of the Board, and shall have the right to address the Board at any of its meetings, but shall not have any right to vote thereat; provided, that the Company shall have the right to exclude the Observer from access to any material or meeting, or portion thereof, if the Company determines in good faith that there is a conflict of interest, or such exclusion is reasonably necessary to preserve its attorney-client privilege or confidentiality; provided, further, that if the Observer is excluded from access to any material or meeting, or portion thereof, the Company shall provide notice to the Observer of such exclusion stating the reason for such exclusion. The Investor agrees, and shall cause the Observer to agree, to hold in confidence and trust and not disclose to any third party any information provided to or learned by the Investor or its Observer in connection with the Investor’s rights under this Section 2 or in connection with the Observer’s attendance at any meetings of the Board (collectively, “Confidential Information”). The foregoing obligations of confidentiality shall not apply to any information that (i) the Investor possesses without obligation of confidentiality prior to the date hereof, (ii) the Investor develops independently without reference to or reliance on any Confidential Information, (iii) the Investor rightfully receives from a third party without any obligation of confidentiality, or (iv) is or becomes publicly available without breach of this agreement. Nothing herein shall prohibit any disclosure of information to the extent required by the order of a court of competent jurisdiction or pursuant to applicable law, rule or regulation, provided that, unless otherwise prohibited by law or court order, the Investor shall use all commercially reasonable efforts to give the Company prior written notice of such disclosure in order that the Company may seek (with the Investor’s reasonable cooperation) a protective order, confidential treatment, or other appropriate remedy (at the Company’s sole cost and expense).

This letter may not be amended as to Investor or Company except by a written instrument signed by Investor and the Company. This letter agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.

Very truly yours,

MIRATI THERAPEUTICS, INC.

By:	/s/ Charles M. Baum
Name: Charles M. Baum
Title: President and Chief Executive Officer

AGREED AND ACCEPTED:

Baker Bros. Advisors LP

By:	/s/ Scott L. Lessing
Name: Scott L. Lessing
Title: President

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott L Lessing
Scott L. Lessing
President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing
Scott L. Lessing
President